UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2010

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

The information set forth under Item 5.02 of this Form 8-K is incorporated herein by reference.

On August 5, 2010, Red Robin Gourmet Burgers, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Clinton Group, Inc. and Spotlight Advisors, LLC on behalf of themselves and their respective affiliated funds, persons and entities (collectively, the “Investor Group”). One or more persons or entities included as part of the Investor Group are stockholders of the Company.

The Agreement provides that Glenn B. Kaufman, who was appointed to the Company’s Board of Directors (the “Board”) effective August 4, 2010 as described under Item 5.02 of this Form 8-K, constitutes the additional independent director to be appointed to the Company’s Board in accordance with the previously announced letter agreement between the Company and the Investor Group.  The Agreement also clarifies certain of the Investor Group’s standstill obligations set forth in the previously announced agreement.

The description of the Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company announced the appointment of Glenn B. Kaufman to the Board effective August 4, 2010, which will expand the Board from nine to ten members.  Mr. Kaufman will serve as a Class II director until the 2013 annual meeting of stockholders. The Board appointed Mr. Kaufman to serve on the Nominating and Governance Committee. Neither Mr. Kaufman nor any related person has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

Mr. Kaufman will be compensated as a non-employee director in accordance with the Company’s non-employee director compensation policies.  Accordingly, in connection with his appointment, Mr. Kaufman received (a) 5,000 non-qualified stock options, which vest and become exercisable in equal monthly installments over the 24-month period following the date of grant (August 4, 2010), and (b) a pro-rata grant of restricted stock units in an amount equal to $54,167, which will vest in three equal annual increments on the anniversary date of the grant (August 4, 2010); and the underlying shares will be subsequently distributed in three equal increments on the earlier of (i) the third, fourth and fifth anniversaries following the grant date, or (ii) separation of Board service.  The foregoing equity awards are subject to the terms and conditions of the Company’s form equity award agreements and the Amended and Restated 2007 Performance Incentive Plan.

In connection with Mr. Kaufman’s appointment, the Company entered into an Indemnification Agreement with Mr. Kaufman effective as of August 4, 2010.  The

Indemnification Agreement executed by Mr. Kaufman is identical to the form of Indemnification Agreement previously executed by other members of the Board and management.

The Indemnification Agreement is intended to complement the indemnity protection available under applicable law, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Third Amended and Restated Bylaws, as amended, and any policies of insurance which may currently or hereafter be maintained by the Company.  The Indemnification Agreement provides, among other things, and subject to the certain limitations described therein: (a) that the Company will indemnify such director (an “Indemnitee”), who was successful, in whole or in part, whether on the merits or otherwise in defense of any action, suit or proceeding, including actions by or in the right of the Company, if (i) the Indemnitee’s conduct was in good faith, (ii) the Indemnitee reasonably believed that his conduct was in or not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe his conduct was unlawful; (b) that the Company will advance expenses incurred by the Indemnitee in any such proceeding, including attorneys’ fees, to the Indemnitee in advance of the final disposition of the proceeding; and (c) that the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Third Amended and Restated Bylaws, as amended, the Delaware General Corporation Law or otherwise.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.20 to the Company’s registration statement on Form S-1/A (No. 333-87044) filed with the Securities and Exchange Commission (“SEC”) on July 12, 2002, and such exhibit is hereby incorporated by reference in its entirety into this Item 5.02, together with the press release attached to this Form 8-K as Exhibit 99.1.

ITEM 9.01             Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Letter Agreement among Red Robin Gourmet Burgers, Inc., Spotlight Advisors, LLC and Clinton Group, Inc. dated as of August 5, 2010.
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated August 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2010

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Annita M. Menogan
	Name:	Annita M. Menogan
	Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement among Red Robin Gourmet Burgers, Inc., Spotlight Advisors, LLC and Clinton Group, Inc. dated as of August 5, 2010.
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated August 5, 2010.